Exhibit 99.1

Freescale Announces Pricing of Senior Notes Offering

Austin, Texas, June 7, 2011 — Freescale Semiconductor Holdings I, Ltd. (NYSE: FSL) (the “Company”) announced today that Freescale Semiconductor, Inc. (“Freescale”), its wholly owned indirect subsidiary, priced its offering of $750 million aggregate principal amount of 8.05% senior unsecured notes due 2020 (the “Notes”) at a discount to par of 98% in connection with its previously announced private offering. The closing of the private offering is expected to occur on June 10, 2011, subject to customary closing conditions.

Freescale intends to use the proceeds from the offering of the Notes, together with cash on hand, to redeem an aggregate of $750 million of its outstanding senior unsecured notes due 2014 and to pay related fees and expenses. The foregoing does not constitute a notice of redemption for any outstanding notes.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes will be offered in the United States only to qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the closing of the Note offering, the anticipated issuance of the Notes by Freescale and other statements that are not historical fact. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of these factors include market conditions, customary closing conditions and such other risk factors as may be discussed in the Company’s filings with the Securities and Exchange Commission. We undertake no obligation to update any information contained in this press release.

Contact Information:

Media

Robert Hatley

Freescale Semiconductor

(512) 996-5134

robert.hatley@freescale.com

Mitch Haws

Freescale Semiconductor

(512) 895-2454

mitch.haws@freescale.com

Freescale(TM) and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor, Inc. 2011.